Exhibit 99.1

    First Litchfield Financial Corporation Announces Second Quarter Earnings

     Litchfield, Connecticut, August 10, 2004...First Litchfield Financial Corporation (NASDQ: FLFL) (the "Company") the holding company for The First National Bank of Litchfield (the "Bank") reported earnings for the second quarter of 2004. Net income for the quarter totaled $963,000 or $.49 and $.50 diluted and basic earnings per share, respectively. These earnings are an increase of 29% from 2003 second quarter earnings of $749,000, or $.39 and $.40 diluted and basic earnings per share, respectively. For the six months ended June 30, 2004 net income totaled $1,616,000 an increase of $306,000 or 23% from six months earnings ended June 30, 2003. Diluted and basic earnings per share for the six months ended June 30, 2004 were $.83 and $.84 respectively compared to June 30, 2003 earnings of $.69 and $.70 diluted and basic earnings per share, respectively. The increased profitability resulted primarily from growth in net interest income.

Net interest income for the second quarter of 2004 totaled $3,279,000, an increase of 25% or $660,000 from the second quarter of 2003. The increase in net interest income is the result of the higher volume of earning assets. Average earning assets totaled $402 million during the second quarter of 2004, an increase of 35% over the second quarter of 2003. The growth in earning assets was primarily in the investment portfolio which increased by $93 million over the past year. Additionally, average loans for the second quarter were $197 million, an increase of 8% or $15 million from the second quarter of 2003. Loan growth was in the residential mortgage products. The growth in earning assets offset the effects of a lower net interest margin caused by the continued low interest rate environment.

Deposits at June 30, 2004 totaled $313 million, an increase of 9% from June 30, 2003 deposits of $288 million. Deposit growth was primarily in demand and savings deposits and is attributed to the Bank's competitive array of products, to the opening of the Bank's new Torrington Branch in early 2003, and, consumer preference for liquid assets in the current financial and interest rate environment.

Second quarter and six month year to date noninterest income decreased by 18% and 10% respectively from similar periods in 2003. The primary reason for the decline is gains on sales of available for sale securities totaling $196,000 taken during the second quarter of 2003. There were no similar security gains taken during 2004. Service charges and fees increased by 17% for the quarter, due mainly to deposit fees. On a year to date basis, trust fee income decreased $85,000 from the first six months of 2003. This decline is due to fewer estate settlement accounts as well as to a non-recurring fee rebate paid during the first quarter of 2004. During the current year, the Bank sold OREO property and the resultant gain of $45,000 is included in the six-month other noninterest income.

Noninterest expenses for the quarter ended June 30, 2004 totaled $2,486,000, which is an increase of 7% from the second quarter of 2003. Year to date noninterest expense as of June 30, 2004 totaled $5,114,000 up 10% from the same period in 2003. In both comparisons, much of the increase is attributable to additional staffing in the areas of training, marketing, trust and lending. This


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commitment to staffing is part of Management's commitment to bring the best in quality service and products to its customers. Other increases in noninterest expenses generally relate to the Company's growth in various areas as well as to the compliance and regulatory environment.

The First National Bank of Litchfield is a community bank operating full service banking offices in Goshen, Litchfield, Marble Dale, Roxbury, Washington and Torrington. It has served the communities of Northwestern Connecticut since 1814. The Bank maintains a full service Trust department that offers asset management, custody and estate settlement services to individuals, non-profit and commercial customers. Additionally, the Bank offers nondeposit retail investment products such as mutual funds, annuities and insurance through its relationship with Infinex Investments, Inc. and Infinex Insurance Agency, Inc. In June 2004, First Litchfield Financial Corporation had been named as one of the top 25 public companies in Connecticut in a recent study by The Hartford Courant.



Contact Person:  Carroll A. Pereira, CFO
                 (860) 567-2674